Exhibit 99.1

TDS announces plans for CFO transitions

Vicki Villacrez to TDS CFO; Michelle Brukwicki to TDS Telecom CFO; Peter Sereda to retire

CHICAGO, December 9, 2021 -- Telephone and Data Systems, Inc. (NYSE: TDS) today announced a series of planned finance leadership transitions expected to take place through May 2022. Peter L. Sereda, currently Executive Vice President and Chief Financial Officer of TDS plans to retire in May 2022 and will be replaced by Vicki L. Villacrez, currently Senior Vice President – Finance and Chief Financial Officer of TDS Telecom, a wholly-owned subsidiary of TDS. Replacing Ms. Villacrez as Chief Financial Officer of TDS Telecom will be Michelle M. Brukwicki, currently Vice President – Financial Analysis and Strategic Planning at TDS.

“TDS has an effective succession planning process, and this orderly transition at these important leadership positions is evidence of this long-term effort,” said LeRoy T. Carlson, Jr., President and Chief Executive Officer of TDS. “Vicki Villacrez has been instrumental in driving the successful transformation at TDS Telecom, as it has executed on its broadband strategy and significantly expanded the fiber deployment program. We look forward to her contributions leading the finance teams across the TDS Enterprise. Michelle Brukwicki brings an exceptional background in strategic planning, analysis, and accounting to her new role leading the finance organization at TDS Telecom, and I am confident she will excel in her new position.”

“I sincerely thank Peter Sereda for his most meaningful contributions to the TDS Enterprise for the last 23 years, as Treasurer and then Chief Financial Officer. His steady leadership over TDS’ capital structure, finance, and accounting has positioned the company to soundly finance our business and our growth projects for years to come.”

Villacrez was named Vice President – Finance and CFO at TDS Telecom in May of 2012 and was promoted to Senior Vice President in 2017. She has been with the company for three decades, having first joined parent company TDS, Inc. in 1989, serving as an internal auditor. Before moving into her current role, she held multiple leadership positions with growing responsibility across finance.

Villacrez works with numerous stakeholders, including the TDS Board of Directors, Audit Committee, investors, buy and sell analysts, news/industry reporters, and rating agencies.

Villacrez earned a Bachelor of Science in Accounting from Upper Iowa University and a Master of Business Administration from Edgewood College in Madison, Wisconsin. She is also a certified public accountant.

Michelle Brukwicki became Vice President – Financial Analysis and Strategic Planning at TDS in 2017. She leads the enterprise-wide strategic planning, budgeting, and forecasting process for TDS and its business units.

Brukwicki joined TDS in 2007. Prior to her current position, she most recently served as Director of Accounting for TDS Telecom. She previously held increasingly responsible management roles within the organization in accounting and financial reporting, cash accounting, and accounting policy.

A CPA, Brukwicki received a Bachelor of Business Administration and a Master of Business Administration from the University of Wisconsin – Madison.

About TDS
Telephone and Data Systems, Inc. (TDS), a Fortune 1000® company, provides wireless; broadband, video and voice; and hosted and managed services to approximately 6 million connections nationwide through its businesses, UScellular, TDS Telecom, and OneNeck IT Solutions. Founded in 1969 and headquartered in Chicago, TDS employed approximately 8,900 associates as of September 30, 2021.

For more information about TDS and its subsidiaries, visit:
TDS: www.tdsinc.com
UScellular: www.uscellular.com
TDS Telecom: www.tdstelecom.com
OneNeck IT Solutions: www.oneneck.com

Investor Relations Contact:
Jane McCahon: Jane.McCahon@tdsinc.com
Julie Mathews: Julie.Mathews@tdsinc.com